EXHIBIT 5

October 22, 2004

Indus International, Inc.
3301 Windy Ridge Parkway
Atlanta, Georgia 30339

     Re:      Registration Statement on Form S-3, File No. 333-118888

Ladies and Gentlemen:

     We have acted as counsel to Indus International, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 14,587,544 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), to be sold by certain selling stockholders described in the Registration Statement (the “Selling Stockholders”). We are furnishing this opinion letter pursuant to Item 16 of Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

     We have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors and the Audit Committee of the Board of Directors of the Company and its predecessors, the Securities Purchase Agreement dated August 19, 2004, among Warburg, Pincus Investors, L.P., Warburg, Pincus Liquidating Trust, the Selling Stockholders and the Company (the “Securities Purchase Agreement”) and other agreements and documents that we deemed to be relevant to this opinion letter and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

     As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations and warranties made in the Securities Purchase Agreement and originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to

Indus International, Inc.
October 22, 2004

matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

     Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and we do not express any opinion herein concerning any other laws.

     This opinion letter is provided to the Company for its use in connection with the transactions contemplated by the Registration Statement and the Company may file a copy of this opinion letter with the Commission as an exhibit to the Registration Statement. The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.

     Based upon the foregoing, it is our opinion that the Shares are validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP
By:	/s/ William S. Ortwein
William S. Ortwein, Partner